Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Fourth Quarter and 2012 Annual Results

Fourth Quarter and 2012 Annual Highlights

•	Digital revenue increased 15.8% for the quarter and 26.8% for the full year. On a same store basis, as defined below, digital revenue increased 22.4% and 28.0%, respectively.

•

Total revenues for the fourth quarter were $125.6 million, down 11.6% from the prior year quarter and down 6.1% on a same store basis. Full year revenues were $491.0 million, a decrease of 5.0% from the prior year and 4.2% on a same store basis.

•

Operating costs and SG&A expense decreased $6.1 million or 5.5% for the fourth quarter and $15.6 million or 3.6% for the full year. On a same store basis and excluding investments in new strategic growth initiatives, the decrease was 3.7% and 4.7%, respectively.

•

As Adjusted EBITDA was $23.3 million and $81.0 million for the fourth quarter and full year, respectively; a decrease of 29.3% for the quarter and 10.4% for the full year. On a same store basis, As Adjusted EBITDA declined 24.7% and 9.1%, respectively. Excluding investments in new strategic growth initiatives As Adjusted EBITDA decreased 14.4% and 2.1%, respectively.

•	Levered Free Cash Flow per share for the fourth quarter and full year was $0.16 and $0.35, respectively.

•	A payment of $2.5 million was made on long-term debt in October with proceeds from the sale of a group of weekly publications in suburban Chicago.

FAIRPORT, N.Y. March 7, 2013 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE), a leading multi-media company providing news and information to local communities, today reported financial results for the fourth quarter and full year ended December 30, 2012.

Same Store Results

Comparisons to the prior year were influenced by two factors which impacted the number of days in the 2011 reporting periods and by the sale of a group of weekly publications in suburban Chicago on October 1, 2012. In fiscal 2011, there was a 53rd week, falling in Q4, for approximately 60% of the business which was already on a 52 week (5-4-4 quarterly) reporting cycle. Also in 2011, the remaining 40% of the business changed its reporting period from a calendar year to a 52 week reporting period to be consistent with the rest of the Company, which resulted in one additional net day in 2011, but an additional 6 days in Q4. The Company estimated the impact of these two factors for better comparability year over year in reporting same store results. The 2011 fourth quarter results from the suburban Chicago weekly publications that were sold on October 1, 2012, were excluded for comparison purposes. Please see the exhibits to this press release for reconciliation from GAAP revenue to same store revenue.

Commenting on GateHouse Media’s results, Michael E. Reed, Chief Executive Officer of GateHouse Media, said, “During 2012 we made significant progress along the path of transforming our organization into a truly multi-media company, focusing on our primary strategic objectives, including growing our digital product portfolio, audience and revenues, stabilizing the core business, driving permanent expense reduction and redeploying some of those expenses toward growth initiatives that leverage our key assets and strengths. We experienced strong growth in digital revenues this year with an increase of 28.0% on a same store basis, and we saw some improvement in circulation revenues. While we continued to make progress on reducing core operating expenses, some of these cost savings were invested in new growth initiatives, particularly new digital service offerings, which extend our product offerings with the goal of capturing a greater portion of our advertising customers’ marketing spend and reaching new customers.

“After adjusting for one-time and non-cash items, our operating expenses declined 3.1% for the year on a same store basis, and 4.7% when the investment in new strategic growth initiatives is factored out. While our As Adjusted EBITDA was down 9.1% for the year on a same store basis, we made strategic decisions to invest in new initiatives during the year, particularly in the second half of 2012. Excluding these investments, As Adjusted EBITDA decreased 2.1% for the year.

“As we previously announced, our fourth quarter trends were negatively impacted by several factors we believe to be temporary. New Massachusetts legislation has altered and slowed the foreclosure process leading to large delays in the timing of foreclosure revenues, which negatively impacted classified revenues. In addition, a soft economic climate for small businesses in the quarter combined with uncertainty surrounding the “fiscal cliff” caused local small businesses to pull back on advertising spend, particularly in mid to late December. Our 9.1% decline in advertising revenue was the worst quarterly comparison to prior year since mid-2011. We are seeing improving trends in the beginning of 2013.

“In 2013, we will continue to focus on our key transformative objectives. Growing in the digital space will remain a primary objective. At the same time, we understand the importance of our traditional business and the need to put in place measures that will help to stabilize our print advertising revenues while remaining diligent in our efforts to reduce the overall cost structure. We expect to continue to invest in new digital products and the scaling of our digital offerings as we leverage our core assets. Additionally, we plan to explore alternatives to strengthen our capital structure.”

Fourth Quarter 2012

Total revenues were $125.6 million for the quarter, a decline of 11.6% compared to the prior year and 6.1% on a same store basis. Total advertising revenue declined 9.1% on a same store basis. The decline in total advertising revenue was driven by local retail and classified revenue, which were down 8.2% and 16.7%, respectively and were partially offset by 16.4% growth in online advertising revenues. Circulation revenue decreased 0.6% and commercial print and other revenues increased 8.5% on a same store basis.

Total operating and SG&A expenses in the quarter were $104.0 million, down 5.5% compared to the prior year and down 0.5% on a same store basis after adjusting for one-time and non-cash items.

Operating income for the quarter was $10.0 million, a decrease of $8.2 million as compared to the prior year. As Adjusted EBITDA for the quarter was $23.3 million, a decrease of $7.6 million or 24.7% from the prior year on a same store basis, primarily due to revenue declines that outpaced expense reduction initiatives as well as $3.2 million of investment in new strategic growth initiatives.

Levered Free Cash Flow for the quarter declined $5.9 million, or 39.0%, to $9.2 million as compared to $15.1 million for the prior year.

One-time costs incurred and other non-cash expenses in the quarter were $3.3 million, related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

Full Year 2012

Total revenues were $491.0 million for the full year 2012, a decrease of 5.0% over the prior year and 4.2% on a same store basis. Total advertising revenue declined 6.4% on a same store basis. The decline in total advertising revenue was driven by local retail and classified revenue, which were down 9.3% and 7.7%, respectively and were partially offset by 22.8% growth in online advertising revenues. Circulation revenue increased 1.0% and commercial print and other revenues increased 1.5% on a same store basis.

Full year 2012 operating costs and SG&A expense declined $15.6 million or 3.6% compared to the prior year, and $13.4 million or 3.1% on a same store basis after adjusting for one-time and non-cash items. The expense declines were driven primarily by lower compensation expense and newsprint costs partially offset by investments in new strategic growth initiatives.

Operating income for the full year 2012 was $28.5 million, compared to $33.6 million in 2011. As Adjusted EBITDA for the year was $81.0 million, a decrease of $8.1 million or 9.1% on a same store basis, primarily due to $6.2 million of investment in new strategic growth initiatives as revenue declines were nearly offset by core reduction initiatives.

Levered Free Cash Flow for the full year 2012 was $20.4 million compared to $28.9 million in 2011.

One-time costs incurred and other non-cash expenses in 2012 were $11.0 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 78 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully grow digital revenues and audience and consumer revenues, the Company’s ability to successfully stabilize print revenues, the ability of the Company to successfully identify and develop new business ventures, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended December 30, 2012	Three months ended January 1, 2012	Twelve months ended December 30, 2012	Twelve months ended January 1, 2012
	(unaudited)	(unaudited)
Revenues:
Advertising	$85,055	$98,821	$331,419	$357,629
Circulation	33,282	36,181	133,358	133,571
Commercial printing and other	7,232	7,002	26,187	25,763

Total revenues	125,569	142,004	490,964	516,963
Operating costs and expenses:
Operating costs	65,781	73,550	270,749	284,864
Selling, general, and administrative	38,185	36,482	145,997	147,459
Depreciation and amortization	9,917	10,889	40,033	42,583
Integration and reorganization costs	934	2,567	4,401	5,884
Impairment of long-lived assets	—	—	—	1,733
(Gain) loss on sale of assets	704	(101)	1,238	455
Goodwill impairment	—	385	—	385

Operating income	10,048	18,232	28,546	33,600
Interest expense	14,431	15,626	57,928	58,316
Amortization of deferred financing costs	261	340	1,255	1,360
(Gain) loss on derivative instruments	5	(639)	(1,635)	(913)
Other income	(52)	(944)	(48)	(849)

Income (loss) from continuing operations before income taxes	(4,597)	3,849	(28,954)	(24,314)
Income tax benefit	—	(1,893)	(207)	(1,803)

Income (loss) from continuing operations	(4,597)	5,742	(28,747)	(22,511)
Income (loss) from discontinued operations, net of income taxes	(88)	452	(1,592)	283

Net income (loss)	(4,685)	6,194	(30,339)	(22,228)
Net (income) loss attributable to noncontrolling interest	126	(21)	536	579

Net income (loss) attributable to GateHouse Media	$(4,559)	$6,173	$(29,803)	$(21,649)

Loss per share:
Basic and diluted:
Income (loss) from continuing operations attributable to GateHouse Media	$(0.08)	$0.10	$(0.49)	$(0.38)
Income (loss) from discontinued operations attributable to GateHouse Media, net of income taxes	—	0.01	(0.02)	0.01

Net income (loss) attributable to GateHouse Media	$(0.08)	$0.11	$(0.51)	$(0.37)
Basic weighted average shares outstanding	58,051,607	58,077,031	58,041,907	57,949,815
Diluted weighted average shares outstanding	58,051,607	58,077,031	58,041,907	57,949,815

Comprehensive income (loss)	$(5,077)	$5,617	$(28,622)	$(13,973)
Comprehensive income (loss) attributable to noncontrolling interest	(126)	21	(536)	(579)

Comprehensive income (loss) attributable to GateHouse Media	$(4,951)	$5,596	$(28,086)	$(13,394)

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 30, 2012	January 1, 2012

Assets
Current assets:
Cash and cash equivalents	$34,527	$19,212
Restricted cash	6,467	6,167
Accounts receivable, net of allowance for doubtful accounts of $2,456 and $2,976 at December 30, 2012 and January 1, 2012, respectively	54,692	59,236
Inventory	6,019	6,017
Prepaid expenses	5,815	15,483
Other current assets	8,215	7,347

Total current assets	115,735	113,462
Property, plant, and equipment, net of accumulated depreciation of $128,208 and $116,780 at December 30, 2012 and January 1, 2012, respectively	116,510	130,937
Goodwill	13,742	13,958
Intangible assets, net of accumulated amortization of $196,878 and $179,327 at December 30, 2012 and January 1, 2012, respectively	218,981	246,661
Deferred financing costs, net	1,719	2,974
Other assets	2,605	1,876
Assets held for sale	474	934

Total assets	$469,766	$510,802

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$853	$1,039
Current portion of long-term debt	6,648	4,600
Accounts payable	9,396	8,216
Accrued expenses	26,258	27,625
Accrued interest	4,665	2,876
Deferred revenue	25,217	27,171

Total current liabilities	73,037	71,527
Long-term liabilities:
Long-term debt	1,167,450	1,176,638
Long-term liabilities, less current portion	2,347	2,935
Derivative instruments	45,724	51,576
Pension and other postretirement benefit obligations	15,367	13,758

Total liabilities	1,303,925	1,316,434

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at December 30, 2012 and January 1, 2012; 58,313,868 issued, and 58,077,031 outstanding at December 30, 2012 and January 1, 2012	568	568
Additional paid-in capital	831,344	831,249
Accumulated other comprehensive loss	(52,642)	(54,359)
Accumulated deficit	(1,610,917)	(1,581,114)
Treasury stock, at cost, 236,837 shares at December 30, 2012 and January 1, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(831,957)	(803,966)
Noncontrolling Interest	(2,202)	(1,666)

Total stockholders’ deficit	(834,159)	(805,632)

Total liabilities and stockholders’ deficit	$469,766	$510,802

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 30, 2012	Year ended January 1, 2012	Year ended December 31, 2010

Cash flows from operating activities:
Net loss	$(30,339)	$(22,228)	(26,640)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	40,627	43,393	46,122
Amortization of deferred financing costs	1,255	1,360	1,360
(Gain) loss on derivative instrument	(1,635)	(913)	8,277
Non-cash compensation expense	95	462	1,715
Loss on sale of assets	1,270	806	1,540
Pension and other postretirement benefit obligations	(939)	(1,859)	(1,401)
Impairment of long-lived assets	2,128	2,051	834
Goodwill impairment	216	385	—
Changes in assets and liabilities:
Accounts receivable, net	3,448	2,478	6,157
Inventory	(2)	1,714	(682)
Prepaid expenses	9,605	(4,977)	(5,378)
Other assets	(1,903)	(585)	(78)
Accounts payable	1,322	2,311	(170)
Accrued expenses	(1,253)	(1,152)	(1,631)
Accrued interest	1,789	71	(430)
Deferred revenue	(1,597)	(177)	(478)
Other long-term liabilities	(588)	(701)	(2,664)

Net cash provided by operating activities	23,499	22,439	26,453

Cash flows from investing activities:
Purchases of property, plant, and equipment	(4,687)	(3,330)	(4,780)
Proceeds from sale of publications, other assets and insurance	3,643	2,599	4,156

Net cash used in investing activities	(1,044)	(731)	(624)

Cash flows from financing activities:
Repayments under short-term debt	—	—	(8,000)
Repayments under current portion of long-term debt	(4,600)	(11,249)	(2,513)
Repayments under long-term debt	(2,540)	—	—
Purchase of treasury stock	—	—	(4)
Stock issued by non wholly owned subsidiary	—	—	7
Repurchase of subsidiary preferred stock	—	—	(11,500)

Net cash used in financing activities	(7,140)	(11,249)	(22,010)

Net increase in cash and cash equivalents	15,315	10,459	3,819
Cash and cash equivalents at beginning of period	19,212	8,753	4,934

Cash and cash equivalents at end of period	$34,527	$19,212	$8,753

Supplemental disclosures on cash flow information:
Cash interest paid	$55,976	$58,225	$59,317
Cash income taxes paid	—	—	80

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended December 30, 2012	Three months ended January 1, 2012	Twelve months ended December 30, 2012	Twelve months ended January 1, 2012

Income (loss) from continuing operations	$(4,597)	$5,742	$(28,747)	$(22,511)
Income tax benefit	—	(1,893)	(207)	(1,803)
(Gain) loss on derivative instruments (1)	5	(639)	(1,635)	(913)
Amortization of deferred financing costs	261	340	1,255	1,360
Interest expense	14,431	15,626	57,928	58,316
Impairment of long-lived assets	—	—	—	1,733
Depreciation and amortization	9,917	10,889	40,033	42,583
Goodwill impairment	—	385	—	385

Adjusted EBITDA from continuing operations	20,017	30,450	68,627	79,150
Non-cash compensation and other expense	2,148	207	6,274	4,226
Non-cash portion of postretirement benefits expense	(464)	(875)	(896)	(1,104)
Integration and reorganization costs	934	2,567	4,401	5,884
(Gain) loss on sale of assets	704	(101)	1,238	455
As adjusted EBITDA from discontinued operations	(86)	645	1,386	1,829

As Adjusted EBITDA	23,253	32,893	81,030	90,440
Net capital expenditures	(1,833)	(937)	(4,686)	(3,303)
Cash taxes	—	—	—	—
Interest paid	(12,198)	(16,841)	(55,976)	(58,225)

Levered Free Cash Flow	$9,222	$15,115	$20,368	$28,912

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended December 30, 2012	Three months ended January 1, 2012	Twelve months ended December 30, 2012	Twelve months ended January 1, 2012

Total revenues from continuing operations	$125,569	$142,004	$490,964	$516,963
Revenues from discontinued operations	(14)	2,434	6,312	8,830
Revenues from non-wholly owned subsidiary	(175)	(551)	(2,410)	(2,293)

As Adjusted Revenues	$125,380	$143,887	$494,866	$523,500

Discontinued operations adjustment		(2,434)		(2,434)
Same reporting period basis adjustment		(7,948)		(4,765)

Same Store Revenues	$125,380	$133,505	$494,866	$516,301